Exhibit 10.12

NCI NLS Expense PNote Dec 2017

EXPENSE REIMBURSEMENT PROMISSORY NOTE

Principal Amount:	$1,177,786 USD

Effective Date:	December 31, 2017

Interest:	2 % per annum simple interest

Term:	5 years December 31 2022 and thereafter on demand

Background;	Pursuant to the terms of the Memogain Technology License agreement Neurodyn Cognition Inc. agreed to pay the sum of USD $1.4 million to Neurodyn Life Sciences Inc. as reimbursement for expense incurred in the development of Memogain and pursuant to a renegotiation of the debt it was agreed inter alia that Neurodyn Cognition Inc. would make a payment of $300,000 payment to be applied against the outstanding balance.

FOR VALUE RECEIVED, Neurodyn Cognition Inc. (‘NCI’), promises to pay to the order of Neurodyn Life Sciences Inc. (‘NLS’) on or before December 31, 2022 and thereafter on demand, the sum of ONE MILLION ONE HUNDRED AND SEVENTY SEVEN THOUSAND SEVEN HUNDRED AND EIGHTY SIX ($1,177,786) DOLLARS in lawful currency of the United States (the “Principal Amount”) plus any outstanding interest calculated on the Principal Amount outstanding from time to time both before and after demand, default and judgment, subject to the terms and conditions hereinafter set out.

1	Prepayment

NCI shall have the right to repay without penalty the Principal Amount owing thereon, in whole or in part, at any time, and from time to time, prior to demand or acceleration as provided for herein. The whole of the Principal Amount and any outstanding interest accrued thereon shall be due and payable on December 31, 2022.

2	Interest & Payment

Interest shall accrue on the Principal Amount outstanding from time to time at a rate of 2% per annum calculated from the date of advance. NCI shall make interest only payments commencing on April 1 2019 and monthly thereafter on the last day of each month of each year.

3	Allocation of Payment

All payments made pursuant to this promissory note shall be applied firstly to satisfy any outstanding interest and thereafter to the Principal Amount outstanding.

5	Default & Acceleration

Notwithstanding anything herein contained, the Principal Amount together with all interest owing thereon shall at the option of NLS become immediately due and payable upon the occurrence of any of the following events:

(i) if an Order is made or an effective resolution passed for the winding up of NCI, or if a petition is filed for the winding up of NCI ;

(ii) if NCI becomes insolvent or makes a general assignment for the benefit of its respective creditors or otherwise acknowledges it insolvency or if a bankruptcy petition or receiving order is filed or made against NCI ;

(iii) should NCI institute any proceedings under any bankruptcy laws of Canada or should any bankruptcy proceedings be instituted against NCI which proceedings are not dismissed within ninety (90) days after their institution.

(iv) should NCI enter into a license or going public transaction having a value in excess of $40,0000,000 then NCI shall on the closing of the transaction make arrangements acceptable to NLS, acting reasonably, to settle all or a portion of the outstanding Principal Amount.

5	Waiver

Presentment for payment, notice of dishonour and notice of protest are hereby waived by Neurodyn.

4	Inurement

This promissory note shall be binding upon NCI, and its successors and permitted assigns and shall endure to the benefit of NLS, its successors and permitted assigns.

DATED effective as of the December 31, 2017.

NEURODYN COGNITION INC.

K A Cawkell, CEO